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                                                                     EXHIBIT 5.1



   TORYS LLP                                   Suite 3000
-----------------                              79 Wellington St. W.
NEW YORK  TORONTO                              Box 270, TD Centre
                                               Toronto, Ontario
                                               M5K 1N2  Canada

                                               TEL  416.865.0040
                                               FAX  416.865.7380

                                               www.torys.com



                                               February 24, 2004


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.
USA  20549


Dear Sirs/Mesdames:


     RE:  BROOKFIELD PROPERTIES CORPORATION

     We are acting as counsel to Brookfield Properties Corporation (the "Corporation") in connection with the filing on the date hereof of a Registration Statement on Form S-8 with respect to the common shares in the capital of the Corporation (the "Shares") issuable upon the exercise of share options issued to certain insiders of the Corporation pursuant to the Corporation's Share Option Plan (the "Option Plan").

     We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

     (a)  the articles and by-laws of the Corporation;

     (b)  the Option Plan; and

     (c) copies of the resolutions of the directors of the Corporation authorizing the Option Plan and the issuance of the Shares thereunder.

     For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

     Based and relying upon and subject to the foregoing we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation. The Shares will be validly issued and outstanding as fully paid and non-assessable shares when issued upon exercise of a share option pursuant to the Option Plan.

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     The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

     This letter is provided to you for your benefit, solely with regard to the filing of the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent.




                                                Yours very truly,


                                                /s/ Torys LLP